EXHIBIT 10.(III)B(3)
                                      EXHIBIT H

Performance criteria for FY 2000 - FY 2002 cycle include the following:
Aggregate Income, defined as the targeted income, before taxes and extraordinary items1, for the entire three-year period, as shown in the table below.

Performance goals and amounts funding the payout pool include the following:


    Performance Level        Aggregate Income     % of Net Earnings to Pool

      Below Target          Below $405,302,000               0%

         Target                $405,302,000           .83% of earnings

      Above Target           Above$405,302,000        .83% of earnings


During the FY 2000 - FY 2002 cycle, Farmland Industries, Inc. must return to its members at least $119,000,000 in cash2, or no payout will occur under this plan.

     1The Chief Financial Officer and the Chief Executive Officer must approve the classification of any item as "extraordinary". Transactions deemed as "extraordinary" and therefore excluded in the determination of income for variable compensation include:

     . The punitive portion of litigation results in favor of or against Farmland, excluding redemptive payments on normal business matter where the intent is to substantially restore net income to where it would have been had the incident not occurred.
     . Non-recurring (one-time) adjustment to income or expense such as the gain from settlement of the retirement plan or a write-down of a major fixed asset.
     . The gain or loss on the disposal of a major asset or a group of assets. . The impact of adjustments resulting from LIFO inventory computations or reserves.
     . Other items as approved.

     Specific requests by an operating unit for treatment of an item as "extraordinary" must be approved by the Senior Management representative before review by the Chief Financial Officer and the Chief Executive Officer.

     2Cash Returned to Members includes cash patronage, equity redemptions, additional equity redemptions due to tax savings on net operating losses
     (NOL), ownership retirements, capital credits, preferred stock dividends and preferred stock redemption and Cooperative Finance Company cash patronage refund.